EXHIBIT 99.1
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       EarthShell Corporation to Host Stakeholder Forum on March 5, 2007

    BALTIMORE--(BUSINESS WIRE)--Feb. 26, 2007--EarthShell(R) Corporation (OTCBB:ERTHQ) announced today that the Company will hold a conference call and meeting for EarthShell stakeholders on Monday, March 5, 2007 at 1:00 p.m. Eastern time, 12 noon Central, 10:00 a.m. Pacific. Over the past several months, interested parties have acknowledged the Company's many communications to keep them current on activities. The Company will now conduct the above referenced forum by telephone and in person, to provide an opportunity for additional discussion regarding the Company's status, the Chapter 11 proceedings and related topics. Individuals attending by telephone or in person will be able to participate in a question and answer session following a brief business overview by Vincent J. Truant and D. Scott Houston.

    Those attending via teleconference should dial (877) 502-9272
(domestic) / (913) 981-5581 (international) (no passcode required).

    For those attending in person the meeting will be held at 7 Saint Paul Street, 19th Floor, Baltimore, Maryland 21202 at the offices of Whiteford, Taylor & Preston, LLP.

    For additional information regarding the March 5th forum please call 410-847-9420 ext. 14.

    EarthShell Corporation is engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, such as plates, bowls and cups. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

    For more information, please visit our web site at www.earthshell.com

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.


    CONTACT: Bill Mooney
             Chief Operating Officer
             EarthShell Corporation
             410-847-9420 ext 14
             www.earthshell.com